Exhibit 99.1

PPT VISION Announces Sale of 3D - SMI Technology Asset

    MINNEAPOLIS, Sept. 29 /PRNewswire-FirstCall/ -- PPT VISION, Inc.
(Nasdaq: PPTV) today announced that it has entered in an agreement to sell its 3D - SMI (scanning moire interferometry) technology asset, together with all the related patents, intellectual property, inventory and equipment to Ismeca Semiconductor Europe SA ("Ismeca"). Under the agreement, Ismeca will pay PPT Vision $1.0 million for the assets of the 3D - SMI product line. In addition, Ismeca is required to make royalty payments to PPT Vision based on the future sales of certain 3D - SMI products by Ismeca to specified customers for the next five years. As a result of the agreement, PPT Vision will record a charge to earnings in the fourth quarter of approximately $850,000 related to the write-off of the 3D - SMI patent and related inventory and equipment. The write-off primarily represents a non-cash charge for the unamortized portion of the 3D - SMI patent. The sale is expected to close before October 31, 2004. Going forward, the Company will present the results of the operations of the 3D - SMI product line and the loss on the sale of the assets as a discontinued operation in its financial statements.

    "Our decision to divest our 3D - SMI technology asset is driven by two primary considerations," stated Mr. Joe Christenson, President of PPT Vision. "First, we believe that we can provide a greater return to our shareholders on a going forward basis by focusing all of the energy and resources of PPT Vision on our core 2D machine vision business without any distractions. We believe this because our IMPACT(tm) machine vision product line is realizing very strong customer acceptance and its sales are increasing, a trend we expect to continue. The IMPACT(tm) machine vision product family is successfully addressing dozens of manufacturing inspection applications and the market for 2D machine vision is growing throughout the world as automation is being applied to more and more manufacturing processes as a means of improving productivity. Second, while the 3D - SMI technology is a proven and powerful solution for a number of specific applications, we believe that it can be more effectively commercialized in the hands of a larger capital equipment company with greater financial resources and an established distribution channel more tightly aligned with the end market where the 3D - SMI technology is best applied (such as Ismeca). Therefore, after carefully evaluating PPT Vision's strategic position and financial resources, we have concluded that a divestiture of our 3D - SMI technology asset and a disciplined focus on our core 2D machine vision business will serve to improve the competitiveness and performance of our 2D business and maximize our return to shareholders," continued Mr. Christenson.

    "We are very pleased that we have been able to come to an agreement with Ismeca to purchase our 3D - SMI technology asset as they have been an excellent partner over the past two years and they are truly an outstanding world-class company. Ismeca manufactures and markets a turn-key capital equipment solution for the semiconductor back-end manufacturing segment which uses the 3D - SMI technology as an integral sub-system. By owning and developing the 3D - SMI technology directly, Ismeca will be able to achieve improved cost of manufacturing, technical performance and market competitiveness. In addition, they will provide our other 3D - SMI technology customers with a strong partner going forward," concluded Mr. Christenson.


    About PPT VISION

    PPT VISION, Inc. develops and markets machine vision-based automated inspection systems for manufacturing applications. Machine vision-based inspection systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at http://www.pptvision.com .


    Forward-Looking Statements

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's IMPACT machine vision micro-system, the company's ability to achieve profitability by focusing its efforts on its traditional 2D business, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from third parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended October 31, 2003 and other reports filed with the Securities and Exchange Commission.



SOURCE  PPT VISION, Inc.
    -0-                             09/29/2004
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, Fax, +1-952-996-9501, e-mail: ir@pptvision.com /
    /Web site:  http://www.pptvision.com /
    (PPTV)

CO:  PPT VISION, Inc.; Ismeca Semiconductor Europe SA
ST:  Minnesota
IN:  CPR SEM
SU:  TNM